UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2012

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (508) 663-5050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 26, 2012, The Princeton Review, Inc. (the “Company”) and certain of its subsidiaries entered into an Asset Purchase Agreement (the “Agreement”) with an affiliate of Charlesbank Capital Partners (“Buyer”) pursuant to which, upon the terms and subject to the conditions set forth in the Agreement, the Company and its subsidiaries will sell, and Buyer will buy, substantially all of the assets of the Company’s Higher Education Readiness Division (the “HER Division”), including the name and brand of The Princeton Review. The Agreement also provides for the assumption by Buyer of certain liabilities relating to the HER Division as well as for the execution of a Non-Competition, Non-Solicitation and Confidentiality Agreement and Transition Services Agreement by the parties.

The consideration for the sale of the HER Division will be $33,000,000 in cash, subject to a purchase price adjustment for changes in working capital of the HER Division. At closing, $1,500,000 of the purchase price will be placed in escrow pending post-closing settlement of any such working capital adjustment. The Company has made customary representations, warranties and covenants with respect to the assets sold. The Company and Buyer have each agreed to indemnify the other from and against, among other things, various claims, damages and liabilities that may be incurred as a result of breaches of representations or warranties under the Agreement, subject to limitations set forth therein. The Company has also agreed to change its name in connection with the transaction.

Consummation of the transaction is subject to customary conditions, including the release of encumbrances on the purchased assets. The Agreement also contains certain termination rights of the parties.

The foregoing is a summary of the terms of the Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 2.1.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 23, 2012, the Company received notification from The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Company’s common stock would be delisted from The NASDAQ Capital Market effective at the open of the market on April 3, 2012, unless the Company appeals NASDAQ’s determination. The Company has decided not to appeal this determination. The delisting of the Company’s common stock is a result of the Company’s failure to comply with NASDAQ Listing Rule 5550(a)(2) by evidencing a minimum bid price for its common stock of $1.00 per share and NASDAQ Listing Rule 5550(b) by failing to maintain a minimum of $2,500,000 in stockholders’ equity. The Company expects to have its securities quoted on the OTC QB market upon its delisting from the NASDAQ Capital Market, or as soon as practicable thereafter.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2012, the Company entered into a Transaction Bonus Agreement with Scott Kirkpatrick, President of the Company’s Higher Education Readiness Division. Pursuant to the Transaction Bonus Agreement, Mr. Kirkpatrick will be paid a cash bonus at, and contingent upon, the closing of a sale of the Company’s HER Division. The amount of the cash bonus is dependent on the amount of the purchase price. Based on the purchase price of sale described in Item 1.01 above, the cash bonus would be $125,000. The Transaction Bonus Agreement also provides that at, and contingent upon, the closing of a sale of the Company’s HER Division, all unvested restricted stock units granted to Mr. Kirkpatrick pursuant to a Restricted Stock Unit Agreement dated November 30, 2009 will accelerate in full. The Transaction Bonus Agreement provides that the payments and benefits provided therein were subject to final approval of the Compensation Committee of the Company’s Board of Directors, which was granted on March 28, 2012.

The foregoing is a summary of the terms of the Transaction Bonus Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Transaction Bonus Agreement, which is attached hereto as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.

On March 27, 2012, the Company issued a press release, a copy of which is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Asset Purchase Agreement by and among TPR Education, LLC, the Registrant, The Princeton Review Canada Inc. and Princeton Review Operations, L.L.C., dated as of March 26, 2012

10.1	Transaction Bonus Agreement by and between the Registrant and Scott Kirkpatrick, dated as of March 25, 2012

99.1	Press Release issued by the Registrant on March 27, 2012, furnished herewith.

*	Schedules, exhibits and similar supporting attachments or agreements to the Asset Purchase Agreement are not filed, but the Company undertakes to furnish a copy of any schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.

Dated: March 29, 2012

/s/ Kyle A. Bettigole
	Name:	Kyle A. Bettigole
	Title:	SVP, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Asset Purchase Agreement by and among TPR Education, LLC, the Registrant, The Princeton Review Canada Inc. and Princeton Review Operations, L.L.C., dated as of March 26, 2012

10.1	Transaction Bonus Agreement by and between the Registrant and Scott Kirkpatrick, dated as of March 25, 2012

99.1	Press Release issued by the registrant on March 27, 2012, furnished herewith.

*	Schedules, exhibits and similar supporting attachments or agreements to the Asset Purchase Agreement are not filed, but the Company undertakes to furnish a copy of any schedule or similar attachment to the Securities and Exchange Commission upon request.